EXHIBIT 99.1
ENVIVA PELLETS GREENWOOD, LLC
FINANCIAL STATEMENTS
DECEMBER 31, 2019

i

Report of Independent Auditors

The Member
Enviva Pellets Greenwood, LLC

We have audited the accompanying financial statements of Enviva Pellets Greenwood, LLC, which comprise the balance sheet as of December 31, 2019, and the related statement of operations, changes in member’s capital and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Enviva Pellets Greenwood, LLC at December 31, 2019, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP

Tysons, Virginia

July 3, 2020

ENVIVA PELLETS GREENWOOD, LLC
Balance Sheet
December 31, 2019
(In thousands)

Assets
Current assets:
Cash	$16
Related-party receivables	1,371
Other receivables	1,391
Inventories	4,635
Prepaid expenses and other current assets	41
Total current assets	7,454
Property, plant and equipment, net	107,123
Operating lease right-of-use assets	8,301
Intangible assets, net	1,083
Other long-term assets	71
Total assets	$124,032
Liabilities and Member's Capital
Current liabilities:
Accounts payable	$3,604
Related-party payables	1,046
Accrued and other current liabilities	3,349
Interest payable	920
Current portion of long-term debt and finance lease obligations	2,678
Total current liabilities	11,597
Long-term debt and finance lease obligations	36,569
Long-term operating lease liabilities	7,109
Total liabilities	55,275
Member's capital:
Total member's capital	68,757
Total liabilities and member's capital	$124,032
See accompanying notes to financial statements.

ENVIVA PELLETS GREENWOOD, LLC
Statement of Operations
Year ended December 31, 2019
(In thousands)

Related-party product sales	$38,648

Cost of goods sold	65,163
Depreciation and amortization	11,933
Total cost of goods sold	77,096
Gross margin	(38,448)
Related-party management services agreement expense	2,547
Loss from operations	(40,995)
Other expense:
Interest expense	(2,490)
Other expense	(350)
Total other expense	(2,840)
Net loss	$(43,835)

See accompanying notes to financial statements.

ENVIVA PELLETS GREENWOOD, LLC
Statement of Changes in Member’s Capital
Year ended December 31, 2019
(In thousands)

Balance at December 31, 2018	$84,230
Contributed capital	18,950
Cost of goods sold contributed by Member	7,365
General and administrative expenses contributed by Member	2,047
Net loss	(43,835)
Balance at December 31, 2019	$68,757
See accompanying notes to financial statements.

ENVIVA PELLETS GREENWOOD, LLC
Statement of Cash Flows
Year ended December 31, 2019
(In thousands)

Cash flows from operating activities:
Net loss	$(43,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,710
Amortization of debt discount	1,415
Cost of goods sold contributed by Member	7,365
General and administrative expense contributed by Member	2,047
Change in operating assets and liabilities:
Other receivables	159
Related-party receivables	6,865
Inventories	(848)
Prepaid expenses and other assets	(18)
Accrued interest	(60)
Accounts payable, accrued liabilities and other current liabilities	3,399
Related-party payables	78
Operating lease liabilities	(1,810)
Net cash used in operating activities	(13,533)
Cash flows from investing activities:
Purchases of property, plant and equipment	(2,930)
Net cash used in investing activities	(2,930)
Cash flows from financing activities:
Principal payments on debt	(2,500)
Payment on finance lease obligations	(12)
Contributions from Member	18,950
Net cash provided by financing activities	16,438
Net decrease in cash	(25)
Cash, beginning of period	41
Cash, end of period	$16

Non-cash investing and financing activities:
Property, plant and equipment included in accrued and other current liabilities	$672
Supplemental information:
Interest paid	$1,135
See accompanying notes to financial statements.

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements
(Dollars in thousands, unless otherwise noted)
(1) Description of Business and Basis of Presentation
Description of Business
Enviva Pellets Greenwood, LLC (“Greenwood”) was organized as a Delaware limited liability company on December 27, 2016. Greenwood is a wholly owned subsidiary of Enviva JV Development Company, LLC, a Delaware limited liability company (“JV Development”) and is the sole member of Greenwood. JV Development is a consolidated subsidiary of Enviva Holdings, LP, a Delaware limited liability partnership. (“Enviva Holdings”).
On February 16, 2018, Greenwood purchased all of the assets and liabilities relating to the operation of a wood pellet production plant located in Greenwood, South Carolina (the “Greenwood plant,” and such acquisition, the “Greenwood acquisition”). Greenwood procures wood fiber and processes it into utility-grade wood pellets and loads the finished wood pellets onto railcars that are delivered to its sole customer and related-party Enviva Partners, LP, (the “Partnership”), a consolidated subsidiary of Enviva Holdings.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.
(2) Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the amounts reported in Greenwood’s financial statements and accompanying notes. Actual results could differ materially from those estimates.
Revenue Recognition
Greenwood earns revenue by supplying wood pellets under a long-term take-or-pay off-take contract with the Partnership (the “EVA Contract”) expiring March 31, 2022. Greenwood refers to the structure of its off-take contract as “take-or-pay” because it includes a firm obligation of the Partnership to take a fixed quantity of product at a stated price and provisions that ensure Greenwood will be compensated in the case of the Partnership’s failure to accept all or a part of the contracted volumes or termination of the contract. Greenwood’s performance obligation under the contract, which Greenwood aggregates into metric tons (“MT”), is the delivery of wood pellets. Greenwood accounts for each MT as a single performance obligation that is satisfied at a point in time.
Shipping terms are Delivered at Place (“DAP”). Under a DAP contract, Greenwood procures and pays for railcar costs up to the delivery point.
Greenwood’s revenue from the sales of wood pellets Greenwood produces is recognized as related-party product sales upon satisfaction of the performance obligation when control transfers to the customer at the time wood pellets are delivered. If Greenwood fails to produce or deliver minimum wood pellet volumes per quarter, Greenwood pays a cost of cover deficiency fee, which is netted against the related revenue recognized. See Note 8, Related-Party Transactions.
Variable consideration from off-take contracts arises from several pricing features outlined in Greenwood’s off-take contract, pursuant to which such contract pricing may be adjusted in respect of particular shipments, including to reflect certain contractual quality specifications of the wood pellets.
Greenwood allocates variable consideration under Greenwood’s off-take contract entirely to each performance obligation to which variable consideration relates. The estimate of variable consideration represents the amount that is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is resolved.
Cost of Goods Sold
Cost of goods sold includes the costs to produce and deliver wood pellets to terminal assets at the Port of Wilmington, North Carolina (the “Wilmington terminal”) owned by Enviva Port of Wilmington, LLC (“Wilmington”), a wholly owned subsidiary of the Partnership. Distribution costs associated with shipping wood pellets to Greenwood’s customer and

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements (Continued)
(Dollars in thousands, unless otherwise noted)
amortization are expensed as incurred. Inventory is recorded using the first-in, first-out method (“FIFO”). Given the nature of the inventory, the calculation of cost of goods sold is based on estimates used in the valuation of the FIFO inventory and in determining the specific composition of inventory that is sold to Greenwood’s customer.
Inventories
Inventories consist of raw materials, consumable tooling and finished goods (see Note 4, Inventories).
Consumable tooling consists of spare parts and tooling to be consumed in the production process. Spare parts could be used within one year and are expensed as used. Tooling items are amortized to cost of goods sold over an estimated service life of generally less than one year.
Inventories are stated at the lower of cost or net realizable value using the FIFO method for all inventories. Fixed production overhead, including related depreciation expense, is allocated to inventory based on the normal production capacity of the Greenwood plant. To the extent Greenwood does not achieve normal production levels, Greenwood charges such under absorption of fixed overhead to cost of sales in the period incurred. These costs are reflected in cost of goods sold when inventory is sold.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost, which includes the fair values of assets acquired. Equipment under finance leases is stated at the present value of minimum lease payments. Useful lives of assets are based on historical experience and other relevant information. The useful lives of assets are adjusted when changes in the expected physical life of the asset, its planned use, technological advances or other factors show that a different life would be more appropriate. Changes in useful lives are recognized prospectively. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets.
Construction in progress primarily represents expenditures for the expansion of facilities. Depreciation is not recognized for amounts in construction in progress.
Normal repairs and maintenance costs are expensed as incurred. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. Direct costs, such as outside labor, materials, internal payroll and benefit costs incurred during the construction of a new plant are capitalized; indirect costs are not capitalized.
The principal useful lives are as follows:

Asset	Estimated useful life
Land improvements	15 to 17 years
Buildings	5 to 40 years
Machinery and equipment	2 to 25 years
Vehicles	5 to 6 years
Furniture and office equipment	2 to 10 years
Costs and accumulated depreciation applicable to assets retired or sold are removed from the accounts and any resulting gain or loss is included in the consolidated statement of operations.
Leases
Greenwood has operating and finance leases related to machinery, equipment and other assets where Greenwood is the lessee. Operating leases with an initial term of 12 months or less are not recorded on the balance sheet but are recognized as lease expense on a straight-line basis over the applicable lease terms. Operating and finance leases with an initial term of longer than 12 months are recorded on the balance sheet.
Right-of-use (“ROU”) assets represent Greenwood’s right to use an underlying asset for the lease term and lease liabilities represent Greenwood’s obligation to make lease payments arising from the lease. Greenwood’s leases do not contain any material residual value guarantees, restrictive covenants or subleases. In addition to fixed lease payments, Greenwood has contracts that incur variable lease expense related to usage (e.g. maintenance and repair and machine hours), which are

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements (Continued)
(Dollars in thousands, unless otherwise noted)
expensed as incurred. Greenwood’s leases have remaining terms of one to nine years and are generally noncancelable. Certain leases also include options to purchase the leased property. The depreciable life of assets are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.
An incremental borrowing rate is applied to Greenwood’s leases for balance sheet measurement. As most of Greenwood’s leases do not provide an implicit rate, Greenwood generally uses Greenwood’s incremental borrowing rate based on the estimated rate of interest for a collateralized borrowing over a similar term of the lease payments as of the commencement date.
Operating leases are included in operating lease ROU assets, accrued and other current liabilities and long-term operating lease liabilities on the balance sheet. Finance leases are included in property, plant and equipment, current portion of long-term finance lease obligations and long-term finance lease obligations on the balance sheet. Changes in ROU assets and operating lease liabilities are included net in change in operating lease liabilities on the statement of cash flows.
Impairment of Long-Lived Assets
Long-lived assets, such as property, plant and equipment and construction in progress, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require that a long-lived asset or asset group be tested for possible impairment, Greenwood first compares undiscounted cash flows expected to be generated by that asset or asset group to such asset or asset group’s carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Greenwood did not record any impairments for the year ended December 31, 2019.
Fair Value Measurements
Greenwood applies authoritative accounting guidance for fair value measurements of financial and nonfinancial assets and liabilities. Greenwood uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Greenwood determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•Level 1 Inputs: Unadjusted, quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement.
Income Taxes
Greenwood is a disregarded single member limited liability company that is a partnership for federal and state income tax purposes, with all income tax liabilities and/or benefits of Greenwood being passed through to its sole member, JV Development. As such, no recognition of federal or state income taxes for Greenwood has been provided in the accompanying financial statements. Some states impose franchise and capital taxes on Greenwood. Such taxes are not material to the financial statements and are included in other expense as incurred.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements (Continued)
(Dollars in thousands, unless otherwise noted)
Recently Adopted Accounting Standards
Leases
In February 2016, the FASB issued ASU 2016-02, Leases, which established a ROU model that requires lessees to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term of longer than 12 months and classify leases as operating or finance. Operating lease expense is recorded in a single financial statement line item on a straight-line basis over the lease term.
Greenwood adopted ASU 2016-02 on and as of January 1, 2019 using the modified retrospective transition method, which was applied to all leases existing at the date of initial application of the ASU. Greenwood elected to use the effective date as the date of initial application, as opposed to the beginning of the earliest comparative period presented in the financial statements; consequently, financial information and disclosures are not presented under the new standard for periods prior to January 1, 2019. Greenwood elected the package of three practical expedients under the transition guidance within the new standard, which permitted us to not reassess our prior conclusions under the previous guidance concerning lease identification, lease classification and initial direct leasing costs. Greenwood elected the practical expedient to not evaluate existing or expired land easements that were not accounted for as leases under previous guidance. Greenwood did not, however, elect the separate practical expedient pertaining to the use of hindsight in determining the lease term for existing leases. Greenwood made an accounting policy election to not separate non-lease components from lease components for heavy machinery and equipment.
The adoption of the new standard as of January 1, 2019 resulted in the recognition of operating lease ROU assets and ROU liabilities of $5.8 million for operating leases related to machinery and equipment and other operating leases with terms of longer than 12 months. The classification of a lease affects the pattern and classification of expense recognition in the income statement, which is unchanged from under the previous accounting method. The adoption of the new standard did not change Greenwood’s accounting for finance leases (which were described as “capital leases” under the previous standard) or impact our results of operations and cash flows. See Note 7, Leases.
Recently Issued Accounting Standards not yet Adopted
On June 16, 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes how entities measure credit losses for most financial assets. We are adopting the standard on January 1, 2020. We do not expect the adoption of ASU 2017-12 will have a material impact on our consolidated financial statements.
(3) Revenue
Performance Obligations
As of December 31, 2019, the amount from the EVA Contract allocated to performance obligations that was unsatisfied or partially satisfied was approximately $166.2 million. Greenwood expects to recognize approximately 44% of its remaining performance obligations as revenue in each of 2020 and 2021, and the balance thereafter in 2022. The EVA Contact contract expires in 2022. Related-party product sales from the Partnership accounted for all of Greenwood’s product sales during the year ended December 31, 2019. For the year ended December 31, 2019, Greenwood recognized no revenue related to performance obligations satisfied in previous periods.
Contract Balances
For the year ended December 31, 2019, Greenwood earned related-party product sales revenue from its off-take contract with the Partnership. During the year ended December 31, 2019, Greenwood sold $38.6 million of wood pellets, net of a cost of cover deficiency fee of approximately $6.8 million, to the Partnership. As of December 31, 2019, $1.3 million is included in related-party receivables for wood pellets sold to the Partnership. As of December 31, 2019, Greenwood had no deferred revenue for performance obligations to be satisfied in the future.

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements (Continued)
(Dollars in thousands, unless otherwise noted)
(4) Inventories
Inventories consisted of the following at December 31, 2019:

Raw materials	$353
Consumable tooling	4,175
Finished goods	107
Total inventories	$4,635
(5) Property, Plant and Equipment, net
Property, plant and equipment, net consisted of the following at December 31, 2019:

Land	$702
Land improvements	2,940
Buildings	47,682
Machinery and equipment	73,309
Vehicles	278
Furniture and office equipment	949
Property, plant and equipment	125,860
Less accumulated depreciation	(21,180)
Property, plant and equipment, net	104,680
Construction in progress	2,443
Total property, plant and equipment, net	$107,123
Total depreciation expense was $11.2 million for the year ended December 31, 2019.
(6) Long-Term Debt and Finance Lease Obligations
Long-term debt and finance lease obligations consisted of the following as of December 31, 2019:

Seller Note, net of unamortized discount	$38,705
Finance leases	542
Total long-term debt and finance lease obligations	39,247
Less current portion of long-term debt and finance lease obligations	2,678
Long-term debt and finance lease obligations, excluding current installments	$36,569
Seller Note
In connection with the Greenwood acquisition, Greenwood issued the Seller Note to Colombo, which was recorded at a fair value of $38.6 million. The Seller Note matures in February 2023 and has an interest rate of 2.5% per annum. Principal and related interest payments are due annually in February from 2019 through February 2022 and quarterly in 2022.
Unamortized discount as of December 31, 2019 was $3.8 million. Amortization expense included in interest expense for the year ended December 31, 2019 was $1.4 million.

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements (Continued)
(Dollars in thousands, unless otherwise noted)
Debt Maturities
The aggregate maturities of long-term debt and finance lease obligations are as follows as of December 31, 2019:

Years Ending December 31,
2020	$2,678
2021	2,686
2022	28,928
2023	8,750
Long-term debt and finance lease obligations	43,042
Unamortized debt discount	(3,795)
Total long-term debt and finance lease obligations	$39,247
Greenwood has one finance lease maturing in three years as of December 31, 2019. Depreciation expense relating to the depreciable asset held under a finance lease obligation was insignificant for the year ended December 31, 2019.
(7) Leases
Operating lease ROU assets and liabilities and finance leases were as follows as of December 31, 2019:

Operating leases:
Operating lease right-of-use assets	$8,301

Current portion of operating lease liabilities	$886
Long-term operating lease liabilities	7,109
Total operating lease liabilities	$7,995

Finance leases:
Property plant and equipment, net	$542

Current portion of long-term finance lease obligations	$178
Long-term finance lease obligations	364
Total finance lease liabilities	$542
Operating and finance lease costs were as follows for the year ended December 31, 2019:

Lease Cost	Classification
Operating lease cost:
Fixed lease cost	Cost of goods sold	$1,510
Short-term lease costs	Cost of goods sold	1,344
	Total operating lease costs	$2,854
Finance lease cost:
Amortization of leased assets	Depreciation and amortization	$15
Interest on lease liabilities	Interest expense	2
	Total finance lease costs	$17
	Total lease costs	$2,871
In August 2018, Greenwood entered into a railroad car lease agreement (the “Railcar Lease”), with JV Development as guarantor, to lease a total of 110 covered hopper railcars to be used by the Greenwood plant. The Railcar Lease has a minimum lease term of 98 months ending in September 2026 with monthly base rent of $0.1 million due on the first day of each month. A

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements (Continued)
(Dollars in thousands, unless otherwise noted)
rider to the Railcar Lease added 73 railcars with a minimum lease term of 10 years starting in March 2019 with monthly base rent of less than $0.1 million. The total estimated base rent payments over the life of the lease are $11.6 million and include provisions for escalation of the base monthly rent in certain events.
Operating and finance lease cash flow information was as follows for the year ended December 31, 2019:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,810
Operating cash flows from finance leases	2
Financing cash flows from finance leases	12

Assets obtained in exchange for lease obligations:
Operating leases	$8,722
Finance leases	557
The future minimum lease payments and the aggregate maturities of operating and finance lease liabilities are as follows as of December 31, 2019:

Years Ending December 31,	Operating Leases	Finance Leases	Total
2020	$1,469	$199	$1,668
2021	1,449	199	1,648
2022	1,397	182	1,579
2023	1,349	—	1,349
2024	1,349	—	1,349
Thereafter	3,626	—	3,626
Total lease payments	10,639	580	11,219
Less: imputed interest	(2,644)	(38)	(2,682)
Total present value of lease liabilities	$7,995	$542	$8,537
The weighted-average remaining lease terms and discount rates for our operating and finance leases were weighted using the undiscounted future minimum lease payments and are as follows as of December 31, 2019:

Weighted average remaining lease term (years):
Operating leases	8
Finance leases	3
Weighted average discount rate:
Operating leases	8%
Finance leases	5%
(8) Related-Party Transactions
Management Services Agreement
Pursuant to a management services agreement (the “MSA”) between JV Development and Enviva Management Company, LLC, a Delaware limited liability company (“Enviva Management”) and a consolidated subsidiary of Enviva Holdings, Enviva Management, as an independent contractor, provides the development, construction and operation of the assets and properties of JV Development’s development projects and provides other services to JV Development and its direct and indirect subsidiaries.
JV Development incurs all direct or indirect internal or third-party expenses in connection with the MSA on behalf of Greenwood. Direct or indirect internal or third-party expenses incurred are either directly identifiable or allocated to

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements (Continued)
(Dollars in thousands, unless otherwise noted)

Greenwood. Enviva Management estimates the percentage of salary, benefits, third-party costs, office rent, and expenses and any other overhead costs incurred by Enviva Management associated with the MSA.
The costs reflected in the statements of operations of Greenwood include costs associated with the MSA. Under the MSA, Greenwood directly incurs costs from Enviva Management for all direct reasonable and necessary costs and expenses (other than general and administrative) incurred by, or chargeable to, Enviva Management in connection with the MSA. In addition, JV Development allocates to Greenwood a portion of the MSA costs from Enviva Management based on estimated percentages of salary, benefits, third-party costs, office rent, and expenses and any other overhead costs incurred.
Management believes the estimates underlying the financial statements, including the estimates regarding the allocation of MSA costs from JV Development, are reasonable. The financial statements may not include all of or may include more than the actual expenses that would have been incurred had Greenwood operated as a standalone company during the period presented and may not reflect the results of operations, financial position and cash flows had Greenwood operated as a standalone company during the period presented. Actual costs that would have been incurred if Greenwood had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas. Also, Greenwood may have incurred lower or higher costs associated with being a standalone company that were not included in the expense allocations and, therefore, would result in different costs than are reflected in the historical results of operations, financial position and cash flows.
During the year ended December 31, 2019, Greenwood incurred $9.9 million of MSA fees, of which $7.3 million were included in cost of goods sold. At December 31, 2019, $0.1 million incurred under the MSA was included in finished goods inventory.
During the year ended December 31, 2019, MSA fees of $2.5 million from JV Development were recorded as related-party management services agreement fee. Of the MSA fees from JV Development, Greenwood paid JV Development $0.5 million during the year ended December 31, 2019 with the excess MSA amounts recorded as an increase to member’s capital.
EVA Contract
In connection with the Greenwood acquisition, Greenwood entered into the EVA Contract with the Partnership to sell wood pellets produced by the Greenwood plant through March 2022 and the Partnership has a take-or-pay obligation with respect to 550,000 metric tons per year (“MTPY”) of wood pellets from July 2019 through March 2022. Pursuant to an amendment dated January 2020, the take-or-pay period has been deferred to 2021. The EVA Contract provides for deficiency fees to the Partnership if Greenwood does not meet its delivery obligations thereunder.
During the year ended December 31, 2019, Greenwood sold $40.4 million of wood pellets, net of a cost of cover deficiency fee of approximately $5.0 million as Greenwood did not satisfy certain commitments to the Partnership.
As of December 31, 2019, $1.3 million was included in related-party receivables related to Greenwood’s wood pellet sales to the Partnership and approximately $0.7 million was included in related-party payables related to the cost of cover deficiency fee.
Terminal Services Agreements
Greenwood is party to a terminal services agreement with Wilmington (the “Wilmington TSA”), which provides for wood pellet receipt, storage, handling and loading services by Wilmington and for Greenwood to deliver a minimum of 125,000 MT of wood pellets per quarter and pay a fixed fee on a per-ton basis for the terminal services. The Wilmington TSA remains in effect until September 1, 2026. The Wilmington TSA provides for deficiency payments to Wilmington if minimum throughput requirements are not met. During the year ended December 31, 2019, Greenwood incurred $1.8 million of deficiency fees pursuant to the Wilmington TSA, which reduced related-party product sales on the statement of operations. As of December 31, 2019, $0.2 million was included in related-party payables related to the Wilmington TSA.
(9) Commitments
Commitments
Greenwood has a long-term contract to secure transportation of wood pellets via rail from its plant to the Wilmington terminal, which expires in 2026. Greenwood has committed to an annual minimum of railcars per year under a fixed-cost

ENVIVA PELLETS GREENWOOD, LLC
Notes to the Financial Statements (Continued)
(Dollars in thousands, unless otherwise noted)

contract for rail transportation, subject to rate adjustment provisions, increases in the consumer price index and certain fuel price adjustments. For the year ended December 31, 2019, transportation expenses were $6.8 million.
Fixed and determinable portions of the minimum aggregate future payments under this agreement are as follows:

Years Ending December 31,
2020	$5,821
2021	6,024
2022	6,235
2023	6,454
2024	6,680
Thereafter	11,682
Total minimum payments	$42,896
(10) Subsequent Events
Greenwood has evaluated subsequent events for the period December 31, 2019 through July 3, 2020, the date these financial statements were issued and, other than as disclosed below, there have been no subsequent events for which disclosure is required.
Effective January 1, 2020, pursuant to a Purchase and Sale Agreement, JV Development agreed to sell to Enviva Development Holdings, LLC, a Delaware limited liability company (“Enviva Development”) and wholly owned subsidiary of Enviva Holdings, its membership interests in Greenwood for approximately $96.5 million payable in cash by July 2020.
On July 1, 2020, Enviva Development contributed its interests in Greenwood to the Partnership for cash consideration of $132.0 million, subject to certain adjustments and assumption of the $40.0 million Seller Note. Pursuant to the contribution of Greenwood, Enviva Holdings assigned to the Partnership certain of its rights and obligations under certain off-take and shipping contracts.
Subsequent to December 31, 2019, the outbreak and spread of a novel strain of coronavirus (“COVID-19”) has adversely impacted global commercial activity and contributed to significant declines and volatility in the financial markets. Greenwood has not experienced any material impact to its business from COVID-19 and does not expect that COVID-19 will have a material impact on its business or operations.